Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated May 15, 2015 related to the financial statements of The Joint San Gabriel Valley Group, Inc. as of and for the year ended December 31, 2014, which appear in Form 8-K/A of The Joint Corp., dated May 20, 2015.

/s/ EKS&H LLLP

May 20, 2015

Denver, Colorado